Exhibit 99.1

SBA Communications Announces Election of Jay L. Johnson to Board of Directors

Boca Raton, Florida, March 29, 2022 (BUSINESS NEWSWIRE) – SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) today announced the election of Jay L. Johnson to the SBA Board of Directors as a new independent director, effective March 28, 2022.

Mr. Johnson is the Executive Vice President and Chief Financial Officer of Lamar Advertising (NASDAQ: LAMR), one of the largest North American outdoor advertising companies. He is an experienced financial executive with in-depth expertise in the Real Estate Investment Trust (REIT) space as well as broader hospitality and media expertise.

“We are very pleased to welcome Jay to our Board of Directors,” said Steven E. Bernstein, Chairman of the Board of SBA. “He brings proven leadership in the REIT arena, as well as a wealth of experience in the areas of investment banking, capital markets and investor relations. With leadership experience in managing one of the largest networks of digital billboards in the United States, a business model with many similarities to our shared infrastructure model, Jay will bring relevant and valuable expertise to our Board in a time of exciting wireless innovation.”

Before joining Lamar Advertising, Mr. Johnson held positions as Executive Vice President and Chief Financial Officer, DiamondRock Hospitality Company and Senior Vice President and Treasurer, Host Hotels & Resorts, Inc. Additionally, he held senior leadership roles at KeyBank Real Estate Capital and Bank of America NA, among others. He currently serves on the Board of Directors of Newell Brands (NASDAQ: NWL). Mr. Johnson holds a B.A. in Economics from Morehouse College and an MBA from Harvard Business School.

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About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 35,000 communications sites in sixteen markets throughout the Americas, Africa and the Philippines, SBA is listed on NASDAQ under the symbol SBAC. SBA is part of the S&P 500 and is one of the top Real Estate Investment Trusts (REITs) by market capitalization.

For more information, please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431